Exhibit 2.1

PLAN OF CONVERSION

This PLAN OF CONVERSION (“Plan of Conversion”) sets forth certain terms of the conversion of Uniti Group Inc., a Maryland corporation (the “Converting Corporation”), to a Delaware corporation to be named “Uniti Group Inc.” (the “Converted Corporation”), pursuant to the provisions of the Maryland General Corporation Law (the “MGCL”) and the Delaware General Corporation Law (the “DGCL”).

WHEREAS, upon the terms and subject to the conditions of this Plan of Conversion, the Converting Corporation will be converted to a Delaware corporation pursuant to and in accordance with Sections 3-901 et seq. of the MGCL and Section 265 of the DGCL (the “Conversion”); and

WHEREAS, the Converting Corporation is adopting this Plan of Conversion pursuant to Section 265 of the DGCL to provide for, among other things, the taking of certain corporate actions by the Converted Corporation in connection with the Conversion, each of which shall require approval in accordance with all law applicable to the Converting Corporation, including any approval required under such applicable law for the authorization of the type of corporate actions specified in this Plan of Conversion; and

WHEREAS, the board of directors of the Converting Corporation has authorized and approved this Plan of Conversion, has adopted a resolution declaring that the Conversion and this Plan of Conversion are advisable and in the best interests of the Converting Corporation, and has directed that the Conversion and this Plan of Conversion be submitted for consideration at a special meeting of the stockholders of the Converting Corporation.

NOW, THEREFORE, upon the terms and subject to the conditions of this Plan of Conversion, and in accordance with the applicable provisions of the MGCL and the DGCL, at the Effective Time (as defined below) of the Conversion set forth in the Articles of Conversion (as defined below) to be filed with the State Department of Assessments and Taxation of Maryland (the “Department”) pursuant to the MGCL and the Certificate of Conversion and the Certificate of Incorporation (each as defined below) to be filed with the Secretary of State of the State of Delaware (the “Secretary of State”) pursuant to the DGCL, the Converting Corporation shall be converted to the Converted Corporation.

ARTICLE I
THE CONVERSION AND POST-CONVERSION CORPORATE ACTIONS

SECTION 1.01 The Conversion. At the Effective Time, the Converting Corporation shall be converted to the Converted Corporation in accordance with the applicable provisions of the MGCL and the DGCL and, for all purposes of the laws of the State of Delaware and otherwise, (a) the Converted Corporation shall be deemed to be the same entity as the Converting Corporation and the Conversion shall be deemed a continuation of the existence of the Converting Corporation in the form of a Delaware corporation, (b) all of the rights, privileges and powers of the Converting Corporation, all property, real, personal and mixed, all debts due to the Converting Corporation, and all other things and causes of action belonging to the Converting Corporation shall remain vested in, and be the property of, the Converted Corporation, and (c) the title to any real property vested by deed or otherwise in the Converting Corporation shall not revert or be in any way impaired by reason of any provision of the MGCL, the DGCL or otherwise. The Conversion shall not (i) require the Converting Corporation to wind up its affairs or to pay its liabilities and distribute its assets, or (ii) be deemed to constitute a dissolution of the Converting Corporation. Following the Conversion, all rights of creditors and all liens upon any property of the Converting Corporation shall be preserved unimpaired, and all debts, liabilities and duties of the Converting Corporation shall remain attached to the Converted Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware corporation. The rights, privileges, powers and interests in property of the Converting Corporation, and the debts, liabilities and duties of the Converting Corporation, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Converted Corporation for any purpose of the laws of the State of Delaware or otherwise.

SECTION 1.02 Effective Time. In accordance with the provisions of the MGCL and the DGCL, the Converting Corporation shall file or cause to be filed (i) Articles of Conversion (the “Articles of Conversion”), in the form approved by any of the authorized officers of the Converting Corporation, with the Department pursuant to Section 3-903 of the MGCL, and (ii) a Certificate of Conversion (the “Certificate of Conversion”), in the form approved by any of the officers of the Converting Corporation, and a Certificate of Incorporation of the Converted Corporation, in the form attached hereto as Exhibit A (the “Certificate of Incorporation”), with the Secretary of State pursuant to Sections 103 and 265 of the DGCL. The Conversion shall become effective at the time specified in the Articles of Conversion and the Certificate of Conversion, as permitted by the MGCL and the DGCL (such time of effectiveness, the “Effective Time”).

SECTION 1.03 Certificate of Incorporation. In connection with the Conversion, at and after the Effective Time, the Certificate of Incorporation shall be in the form attached hereto as Exhibit A until amended in accordance with its terms and the DGCL, and, as such, shall constitute the Certificate of Incorporation of the Converted Corporation. The approval of this Plan of Conversion shall constitute the approval of the Certificate of Incorporation in accordance with Section 265(h) of the DGCL.

SECTION 1.04 Directors and Officers. In connection with the Conversion, the members of the board of directors of the Converting Corporation and the officers of the Converting Corporation immediately prior to the Effective Time shall continue in office following the Effective Time as the directors and officers of the Converted Corporation, respectively, until the expiration of their respective terms of office and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

SECTION 1.05 Merger. In connection with the Conversion, following the Effective Time, an affiliate of Windstream Holdings II, LLC, a Delaware limited liability company (“Windstream”), will merge with and into the Converted Corporation with the Converted Corporation surviving the merger as a wholly owned subsidiary of Windstream Parent, Inc., a Delaware corporation that is currently an indirect wholly owned subsidiary of Windstream (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of May 3, 2024, by and between the Converting Corporation and Windstream, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024 (as it may be further amended and/or restated from time to time, the “Merger Agreement”).

SECTION 1.06 Effect of Plan of Conversion. Pursuant to Section 265(l) of the DGCL, each corporate action contemplated by Sections 1.03, 1.04 and 1.05 of this Plan of Conversion (including, without limitation, the Merger, the Merger Agreement and the other actions and transactions contemplated thereby) shall be deemed authorized, adopted and approved, as applicable, by the Converted Corporation and the board of directors and stockholders thereof, as applicable, and shall not require any further action of the board of directors or stockholders of the Converted Corporation.

SECTION 1.07 Abandonment. Notwithstanding the approval of the Conversion and this Plan of Conversion by the stockholders of the Converting Corporation, this Plan of Conversion may be terminated and the Conversion may be abandoned before the effective date of the Articles of Conversion by majority vote of the entire board of directors of the Converting Corporation in accordance with Section 3-907 of the MGCL. If the Articles of Conversion have been filed with the Department, notice of the abandonment shall be given promptly to the Department.

ARTICLE II
CONVERSION OF COMMON STOCK; MISCELLANEOUS

SECTION 2.01 Conversion of Common Stock. At the Effective Time, without any action required on the part of the Converting Corporation, the Converted Corporation or any other person, pursuant to the Conversion, each share of common stock, par value $0.0001 per share, of the Converting Corporation issued and outstanding immediately prior to the Effective Time will be converted into one issued and outstanding, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Converted Corporation. All rights, powers, preferences, obligations, limitations, and qualifications of the common stock of the Converted Corporation shall be as set out in the Certificate of Incorporation. Each certificate, if any, representing shares of common stock of the Converting Corporation immediately prior to the Effective Time shall be deemed for all purposes to represent the same number of shares of common stock of the Converted Corporation into which the shares represented by such certificate have been converted pursuant to the Conversion.

SECTION 2.02 No Further Rights in Common Stock of the Converting Corporation. The shares of common stock of the Converted Corporation, having all rights, powers, preferences, obligations, limitations, and qualifications as set forth in the Certificate of Incorporation, into which the shares of common stock of the Converting Corporation shall have been converted as a result of the Conversion shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of common stock of the Converting Corporation.

SECTION 2.03 Effectiveness of Plan of Conversion. This Plan of Conversion will be effective upon the approval of the Conversion by the stockholders of the Converting Corporation, subject to the approval of the Merger and the Conversion by such stockholders, all in accordance with applicable law.

SECTION 2.04 Governing Law. This Plan of Conversion shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

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IN WITNESS WHEREOF, the undersigned has executed this Plan of Conversion as of April 2, 2025.

UNITI GROUP INC., a Maryland corporation

By:	/s/ Daniel Heard
	Name:	Daniel Heard
	Title:	Executive Vice President – General Counsel and Secretary

[Signature Page to Plan of Conversion]